CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2006, relating to the financial statements and financial highlights which appear in the June 30, 2006 Annual Report to Shareholders of Columbia High Yield Municipal Fund and Columbia Small Cap Value Fund I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Registered Public Accounting Firm", in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Boston, Massachusetts
October 27, 2006